Exhibit J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of VALIC Company II of our report dated October XX, 2017, relating to the financial statements and financial highlights, which appears in VALIC Company II’s Annual Report on Form N-CSR for the year ended August 31, 2017. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
December 28, 2017